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                                                                   Exhibit 99(a)

                                                   [LOGO] FIRST UNION - WACHOVIA

September 4, 2001



                                                Media Contacts:
                                                Mary Eshet          704-383-7777
                                                Ed Hutchins         336-732-4200

                                                Investor Contacts:
                                                Alice Lehman 704-374-4139
                                                Marsha Smunt 336-732-5788

               FIRST UNION AND WACHOVIA COMPLETE MERGER TO BECOME
                                THE NEW WACHOVIA

           Creates Nation's Fourth Largest Bank and Premier East Coast
                            Financial Service Company

                  Baker and Thompson to Ring NYSE Opening Bell to Mark First Day of Trading of New Wachovia

Charlotte - First Union Corporation and Wachovia Corporation today announced that they have formally completed their merger of equals to create the new Wachovia Corporation. The new Wachovia will trade under the ticker symbol WB on the New York Stock Exchange beginning today.

The combined company, which is known as Wachovia Corporation, is the largest financial holding company in its Southeast/East Coast region and the fourth largest nationwide with total assets of approximately $322 billion and a market capitalization of $46 billion. The company offers its 19 million customers superior corporate banking, retail banking, asset and wealth management, capital markets and securities brokerage services and products. The company is headquartered in Charlotte.

"This is a defining moment for Wachovia and First Union, providing the opportunity to create one of the finest companies in the world," said L.M. Baker Jr., chairman of Wachovia. "We look forward to leveraging combined strengths to realize the potential of our new company and to build sustained value for our shareholders, customers, employees and communities."

"The closing of the merger marks the culmination of months of hard work," said
G. Kennedy Thompson, Wachovia's chief executive officer. "We are creating a powerful new force in the industry with the size and scope to offer the very best in financial services to our customers. Our immediate focus is on the thoughtful, deliberate
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integration of our two companies in a way that best serves our customers, presents new opportunities for our employees and continues to grow our businesses."

Wachovia has leading market share in numerous high-growth markets, with an extensive product offering - the No. 1 retail bank in the East, among the top three in small business banking, a leading national brokerage and fund manager, an investment bank focused on growth companies and a well-positioned corporate bank. Wachovia has total deposits of $181 billion, assets under management of $221 billion and mutual fund assets of $101 billion. The company's 19 million customers (3.1 million of them online) are served by 88,000 total employees, 2,900 banking branches, 4,800 ATMs, nearly 600 brokerage offices and 8,300 registered representatives.

"The completion of this merger is due in great part to the hard work and dedication of all of our employees, who maintained their focus on providing superior service to our customers throughout this entire process. We are also truly grateful for the commitment and tremendous support from our shareholders, who recognized the value of this combined company," said Baker.

To commemorate the formation of the new Wachovia, and the first day of trading of the combined company's shares under the WB symbol, Baker and Thompson today will ring the opening bell at the New York Stock Exchange.

Shareholder Information

As a result of the merger, Wachovia shareholders will receive 2.0 shares of the new Wachovia for each share of Wachovia stock they own. In addition, they are entitled to receive either a $0.48 per share cash payment or two Dividend Equalization Preferred Shares (DEPs) for each share of former Wachovia common stock they own, at their election. They will receive information about the exchange of shares and the election procedures beginning no later than the first week of October. First Union shareholders will not need to exchange their stock certificates.

Information about Wachovia's common stock (including performance versus a year ago, 52-week highs and lows, etc.) will be First Union's historical information and will be picked up automatically by market data providers.

Shareholders may access additional information at an interim Investor Relations Web Site, wachovia.firstunion.com, which launches today. The site will provide access to the most current news and financial information on the new company.

Integration

The company said that integration planning teams formed earlier this year are continuing to work to implement best practices, identify new marketing opportunities and explore efficiencies. As previously announced, the merger integration process is scheduled to be completed in three years.
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"Our similar cultures, vision and values have allowed us to create a smooth and deliberate integration process to combine the best of our companies," said Thompson. "During this integration, our goal is to continue to offer best-in-class customer service with the least amount of disruption possible."

As an immediate benefit of the merger, Wachovia and First Union bank customers are now able to use their current ATM cards and PIN numbers at nearly 4,800 Wachovia and First Union ATMs around the country to make cash withdrawals or check account balances without incurring a fee.

First Union and Wachovia announced their intention to merge in April 2001. First Union shareholders approved the merger on July 31 and Wachovia shareholders approved the merger Aug. 3.

Wachovia was represented by Credit Suisse First Boston, Goldman Sachs, Simpson Thacher & Bartlett, and Wachtell, Lipton, Rosen & Katz. First Union was represented by Merrill Lynch and Sullivan & Cromwell.

Wachovia Corporation, with pro forma assets of $322 billion as of June 30, is a leading provider of financial services to 19 million retail and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices in 11 East Coast states and Washington, D.C., and offers full-service brokerage with offices in 47 states and global services through more than 30 international offices.

This news release may contain various forward-looking statements. A discussion of various factors that could cause Wachovia Corporation's actual results to differ materially from those expressed in such forward-looking statements is included in Wachovia's 2001 filings with the Securities and Exchange Commission.

Video footage available

Video of Thompson and Baker at the opening bell ceremonies at the New York Stock Exchange will be available from 2:30 to 2:45 p.m. EST today.
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